Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT, BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

March 6, 2025

John Verkamp
[***]
[***]

Via email: [***]

Dear John,

We are pleased to offer you a position at Wheels Up Partners LLC (the “Company”). We are excited to have you join the Company and anticipate that you will be a great addition to our team.

Your first day with the Company will be April 1, 2025, or on such other date that we mutually agree upon after your acceptance of this offer (your “Start Date”).

The following will outline the general terms of our employment offer:

1.Position and Duties. Your title will be Chief Financial Officer and you will perform the duties and services assigned to you by the Company. You will report to George Mattson, Chief Executive Officer. Your employment will be subject to all Company policies, procedures and practices as may currently exist or as may be modified or implemented in the future, including our Employee Handbook. This offer is made contingent upon the successful completion of the pre-employment process, including, but not limited to, satisfactory completion of a background check.
2.Place of Employment. The primary location for your employment will the Company’s headquarters in Chamblee, Georgia. Notwithstanding the foregoing, the duties to be performed by you hereunder are such that you may need to travel as reasonably required in accordance with the Company’s policy on travel and expenses.
3.Annual Salary. Your annual base salary will be $550,000.00 (the “Base Salary”), less payroll deductions and all required withholdings, payable in accordance with the Company’s payroll policies, as may be amended from time to time. As an exempt employee, you are not eligible for overtime under the provisions of the Fair Labor Standards Act.
4.Discretionary Bonus. Beginning in 2025, you will be eligible to participate in the Company’s annual bonus plan. The target amount for your position is equal to 100% of your salary. You will be subject to the terms and conditions of the Company’s annual bonus plan; however, your 2025 annual bonus target shall be prorated for hire date. The final payout is based on company and individual performance and any other factors determined at the sole discretion of the Company.

5.Executive Flight Hours. You shall receive flight hours in accordance with the Executive Flight Hour plan as established by the Company. You will be eligible to receive, on an annual basis, twenty (20) flight hours on a King Air aircraft. The hours will be distributed to you in equal increments at the beginning of each calendar quarter. For 2025, you will receive a flight hour deposit of 2.5 King Air hours for the first quarter and 5.0 hours for calendar quarters two, three and four. The Company reserves the right to amend the Executive Flight Hour plan from time to time.
6.Paid Time Off. You will be eligible for four weeks paid time off during each calendar year of your employment with the Company in accordance with the Company’s paid time off policy.
7.Benefits. You will be entitled to the benefits that the Company customarily makes available to employees. The Company reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time. Health benefit plan eligibility begins on the first day of the month following the hire date. Please refer to the plan documents for more details, including eligibility.
8.Employment Relationship. In accepting this offer, you understand and agree that your employment with the Company will be “at-will.” This means that your employment is not for any specific length of time and that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice. You further understand and acknowledge that there is no written or oral contract providing you with any definite or specific term of employment. You further understand and agree that due to your at-will status, the Company may, at any time, modify the terms of your employment, including, but not limited to, your job title, job responsibilities, compensation and benefits.
9.Severance. Although your employment is at-will, if the Company terminates your employment without cause (as such term is defined herein) or you resign your employment for good reason (as such term is commonly understood), upon separation you will be entitled to receive severance as set forth in the Company’s Executive Severance Guidelines, as they may be amended from time to time by the Compensation Committee of the Board of Directors of Wheels Up Experience Inc.
10.Conditions of Employment. Simultaneous with the execution of this letter agreement, you shall sign the Employee Confidentiality Agreement and Restrictive Covenants (“Restrictive Covenant Agreement”), a copy of which is attached hereto as Appendix A. You acknowledge that your employment with the Company is conditioned upon the execution and delivery of the Restrictive Covenant Agreement and the terms thereof shall be fully incorporated herein.
11.No Other Understandings. This letter agreement sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing, between you and the Company and/or its affiliates and any of their respective officers, directors, managers and/or principals.
12.Other Conditions and Obligations. By signing this agreement, you represent that you are not subject to any currently effective employment contract, or any other contractual or other binding obligation, including without limitation, any obligation relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire, that would restrict your employment or employment activities with or on behalf of the Company. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.
13.Board Positions. It is the Company’s policy that senior executives limit outside board activity to one board of directors position. You may not serve on the board of directors or advisory board of more than one for-profit company without the prior written consent of the Company. You may serve as an officer, manager or director of or otherwise participate in charitable, educational, welfare, social, religious and civic organizations so long as such activities do not interfere with your employment with the Company.
14.Business Time. The employee shall devote full working time, energy, attention, and talents to the performance of the duties and responsibilities hereunder. You may not, without the prior written consent of the Chief Executive Officer directly or indirectly, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, partner, member agent or representative of, any type of business or service other than as an employee of the Company.
15.Truthful Representations. You acknowledge and confirm that all of the representations you have made and all of the information that you have provided to the Company on any employment application, resume or any other document, or orally during the interview process, concerning, among other things, your prior employment history, education, experience and other qualifications, are true and correct. You understand and agree that any falsifications, misrepresentations, or omissions with respect to any of the representations and information that you have made or provided to the Company may be grounds for the withdrawal of this offer of employment or, if hired, the termination of your employment.
You further understand and acknowledge that your employment with the Company is contingent upon your satisfactory completion of background and drug checks, as applicable, that are conducted by the Company and your completion of Section 1 of the Form I-9 on or before the end of your first (1st) day of employment and your presentation of your original documentation verifying your work eligibility and identification on or before the end of your third (3rd) day of employment.
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Please indicate your acceptance of our offer on the terms set forth above by countersigning in the appropriate space below. The offer contained herein shall automatically expire two business days from the date hereof.

We are excited at the prospect of you joining our team and look forward to having you on board.

Sincerely,

/s/ Brian Kedzior
Brian Kedzior,
Wheels Up
Chief People Officer

Agreed and Accepted:

/s/ John Verkamp
John Verkamp

March 7, 2025
Date